Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

State or Jurisdiction of Incorporation or Organization
1	Plantronics Canada, Inc.	Canada
2	Polycom Australia Pty Ltd.	Australia
3	Frederick Electronics Corp.	United States
4	Plamex S.A. de C.V.	Mexico
5	Polycom Japan	Japan
6	Polycom, Inc.	United States
7	Vivu, Inc.	United States
8	Plantronics International Ltd.	Cayman Islands
9	Polyspan Cayman Ltd.	Cayman Islands
10	Vivu Singapore Pte. Ltd.	Singapore
11	Polycom Global (Singapore) Pte. Ltd.	Singapore
12	Plantronics Europe Ltd.	Malta
13	Polycom (France) S.A.R.L.	France
14	Plantronics B.V.	Netherlands
15	Polycom Global Ltd.	Thailand
16	Polycom Telecomunicacoes do Brazil Ltd.	Brazil
17	Polycom Poland Sp. z.o.o.	Poland
18	Plantronics Rus LLC	Russia
19	Plantronics Services GmbH	Germany
20	Plantronics Limited	United Kingdom
21	Polycom Communications Technology (Beijing) Co. Ltd.	China
22	Plantronics Communications Technology (Suzhou) Co., Ltd	China
23	Polycom Technology (R&D) Center Ptv. Ltd.	India
24	Polycom Asia Pacific Pte. Ltd.	Singapore
25	Polycom Communications Solutions (Beijing)Co. Ltd.	China
26	Plantronics Trading (Suzhou) Co., Ltd	China
27	Polycom Unified Communication Solutions Pvt. Ltd.	India
28	Polycom (Italy) S.R.L	Italy
29	Polycom Solutions (Spain) SL	Spain